Exhibit 10.38

PERFORMANCE-BASED CASH AWARD AGREEMENT

UNDER THE

INSTALLED BUILDING PRODUCTS, INC.

2014 OMNIBUS INCENTIVE PLAN

This PERFORMANCE-BASED CASH AWARD AGREEMENT (“Agreement”) is effective as of [                    ] (the “Grant Date”), by and between Installed Building Products, Inc., a Delaware corporation (the “Company”), and [            ] (the “Participant”).

Terms and Conditions

The Committee hereby grants to the Participant under the Installed Building Products, Inc. 2014 Omnibus Incentive Plan, as it may be amended from time to time (the “Plan”), the Performance-Based Cash Award described in Section 1 below. Except as otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan.

Accordingly, the parties hereto agree as follows:

1.    Grant of Performance-Based Cash Award. Subject in all respects to the Plan and the terms and conditions set forth herein and therein, effective as of the Grant Date, the Company hereby grants to the Participant a Performance-Based Cash Award, payable based on the attainment of certain pre-established performance goals during the Performance Period, with the specific performance terms set forth on Exhibit A hereto.

2.    Payment; Forfeiture.

(a)    Amount; Timing. Following the Committee’s certification of the extent to which the applicable Performance Criteria have been achieved at the expiration of the Performance Period in accordance with the Plan and subject to the terms and conditions of this Agreement, the amount to be paid pursuant to this Performance-Based Cash Award, if any, shall be determined as set forth on Exhibit A. Notwithstanding anything herein to the contrary, the Committee, in its sole and absolute discretion, shall determine when, whether, and if so, the extent to which, the Performance Criteria for the Performance Period has been achieved, and the extent to which the Performance-Based Cash Award shall be paid, even if the applicable target has been achieved or partially achieved. Such amount will be paid within ninety (90) days after the end of the Performance Period, but in no event later than the later of: (i) March 15 of the year following the year in which the applicable Performance Period ends (or, if later, the year in which the Award is earned); or (ii) two and one-half months after the expiration of the fiscal year of the Company in which the applicable Performance Period ends.

(b)    Form of Payment. The Performance-Based Cash Award may be paid out to the Participant, in the Committee’s discretion, all or in part in the form of cash or shares of Restricted Stock.

(c)    Forfeiture. Notwithstanding anything herein to the contrary, unless otherwise determined by the Committee, neither the Performance-Based Cash Award nor any pro rata portion thereof shall be payable to the Participant if the Participant experiences a Termination for any reason prior to the date the Performance-Based Cash Award is paid.

3.    Detrimental Activity.

(a)    The provisions in the Plan regarding Detrimental Activity shall apply to the Performance-Based Cash Award as provided herein. In the event the Participant engages in Detrimental Activity prior to, or during the one year period after, any vesting and payout of the Performance-Based Cash Award, the Committee may direct (at any time within one year after such Detrimental Activity) that the Participant repay to the Company an amount equal to the Performance-Based Cash Award paid to the Participant.

(b)    The Participant acknowledges and agrees that the restrictions herein and in the Plan regarding Detrimental Activity are necessary for the protection of the business and goodwill of the Company and its Affiliates, and are considered by the Participant to be reasonable for such purposes. Without intending to limit the legal or equitable remedies available in the Plan and in this Agreement, the Participant acknowledges that engaging in Detrimental Activity will cause the Company and its Affiliates material irreparable injury for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such activity or threat thereof, the Company shall be entitled, in addition to the remedies provided under the Plan, to obtain from any court of competent jurisdiction a temporary restraining order or a preliminary or permanent injunction restraining the Participant from engaging in Detrimental Activity or such other relief as may be required to specifically enforce any of the covenants in the Plan and this Agreement without the necessity of posting a bond, and in the case of a temporary restraining order or a preliminary injunction, without having to prove special damages.

4.    Change in Control. The provisions in the Plan regarding Change in Control shall apply to the Performance-Based Cash Award.

5.    Adjustments. To the extent consistent with Section 162(m), the Committee may appropriately adjust any evaluation of performance under this Performance-Based Cash Award to exclude the effect of certain events in accordance with Section 9.2(c) of the Plan and Exhibit A to the Plan.

6.    Withholding of Taxes. The Company shall have the right to deduct from any payment to be made pursuant to this Agreement and the Plan, or to otherwise require payment by the Participant of, any federal, state or local taxes required by law to be withheld.

7.    Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. If and to the extent that any provision of this Agreement conflicts or is inconsistent with the terms set forth in the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. A copy of the Plan has been delivered to the Participant. By signing and returning this Agreement, the Participant acknowledges having received and read a copy of the Plan and agrees to comply with the Plan, this Agreement and all applicable laws and regulations.

8.    Recoupment Policy. The Participant acknowledges and agrees that the Performance-Based Cash Award shall be subject to the terms and provisions of the Company’s Incentive Compensation and Other Compensation Recoupment Policy or any subsequent or successor “clawback” or recoupment policy that the Company may adopt from time to time or as may be required by any applicable law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and rules and regulations thereunder).

9.    Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements between the Company and the Participant with respect to the subject matter hereof.

10.    Notices. Any notice or communication given hereunder shall be in writing or by electronic means as set forth in Section 13 below and, if in writing, shall be deemed to have been duly given: (i) when delivered in person; (ii) two (2) business days after being sent by United States mail; or (iii) on the first business day following the date of deposit if delivered by a nationally recognized overnight delivery service, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify):

If to the Company, to:

Installed Building Products, Inc.

495 South High Street, Suite 50

Columbus, OH 43215

Attention: General Counsel and Secretary

If to the Participant, to the address on file with the Company.

11.    No Guaranteed Employment. Nothing contained in this Agreement shall affect the right of the Company or any of its Affiliates to terminate the Participant’s employment at any time, with or without Cause, or shall be deemed to create any rights to employment or continued employment. The rights and obligations arising under this Agreement are not intended to and do not affect the Participant’s employment relationship that otherwise exists between the Participant and the Company or any of its Affiliates, whether such employment relationship is at-will or defined by an employment contract. Moreover, this Agreement is not intended to and does not amend any existing employment contract between the Participant and the Company or any of its Affiliates; to the extent there is a conflict between this Agreement and such an employment contract, the employment contract shall govern and take priority.

12.    Interpretation. All section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend or describe the scope or intent of any provisions of this Agreement.

13.    Mode of Communications. The Participant agrees, to the fullest extent permitted by applicable law, in lieu of receiving documents in paper format, to accept electronic delivery of any documents that the Company or any of its Affiliates may deliver in connection with this grant of the Performance-Based Cash Award and any other grants offered by the Company, including, without limitation, prospectuses, grant notifications, account statements, annual or quarterly reports, and other communications. The Participant further agrees that electronic delivery of a document may be made via the Company’s email system or by reference to a location on the Company’s intranet or website or the online brokerage account system.

14.    No Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

15.    Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties hereto shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties hereto that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

16.    Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the Participant’s beneficiaries, executors, administrators, heirs and successors.

17.    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflict of laws. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement will be exclusively in the courts in the State of Ohio, County of Franklin, including the Federal Courts located therein (should Federal jurisdiction exist).

18.    WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

19.    Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

INSTALLED BUILDING PRODUCTS, INC.

By:
Name:
Title:

PARTICIPANT

By:
Name:

EXHIBIT A

Terms of Performance-Based Cash Award

Participant:	[ ]

Performance Period:	Based upon the Company’s achievement of a certain Performance Criteria target over the Company’s fiscal year period commencing on [ ] and ending on [ ] (the “Performance Period”).

Target Cash Award:	$[ ]

Performance Criteria:	[Insert name and description of applicable Performance Criteria from Exhibit A to the Plan]

Amount of Payout:	The amount of the Performance-Based Cash Award to be paid to the Participant, if any, shall be determined based on the achievement level of the Performance Criteria during the Performance Period as compared against the Performance Criteria target. The amount earned, if any, by the Participant, shall be equal to the Participant’s Individual Target Cash Award multiplied by the applicable % Payout as described below.

	Performance for the Performance Period as a Percentage of Target		% Payout
Minimum	[	]%	[	]%